 PROSPECTUS SUPPLEMENT

(To Prospectus dated November 5, 2001)

$56,000,000*
principal amount plus interest
liquidity facility obligations
of
FGIC Securities Purchase, Inc.
in support of
THE HARRISBURG AUTHORITY
(Dauphin County, Pennsylvania)
Variable Rate Water Revenue Refunding Bonds, Series A of 2003

Date of the Bonds: Date of Issuance	Due: July 15, 2029	Price: 100%

        We are offering, in connection with the issuance by The Harrisburg Authority of $56,000,000* Variable Rate Water Revenue Refunding Bonds, Series A of 2003, our liquidity facility obligations under a standby bond purchase agreement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds.

        The bonds are special obligations of The Harrisburg Authority, payable solely from net revenues of the Authority’s water system. The bonds are subject to redemption and tender before their stated maturity as described in this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Our liquidity facility obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being marketed under a separate disclosure document. The liquidity facility obligations will not be severable from the bonds and may not be separately traded. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us or by our affiliates.

        Unless the context otherwise requires, the terms “the company,” “we,” “us” or “our” mean FGIC Securities Purchase, Inc.

RBC Dain
Rauscher Inc.

The date of this prospectus supplement is July 1, 2003.

__________________
*Preliminary; subject to change.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

INTRODUCTION

        We are providing you with this prospectus supplement to furnish information regarding our liquidity facility obligations under a standby bond purchase agreement in support of $56,000,000* (*preliminary, subject to change) aggregate principal amount of Variable Rate Water Revenue Refunding Bonds, Series A of 2003, which The Harrisburg Authority will issue on or about July 10, 2003. Owners of the bonds will have the right to tender, or in certain cases be required to tender, the bonds. J.P. Morgan Trust Company, National Association will act as trustee and is the entity responsible for accepting tender notices and tendered bonds. RBC Dain Rauscher Inc., Philadelphia, Pennsylvania, or any substitute entity, will act as the remarketing agent of any tendered bonds and will be obligated to use its best efforts to remarket the tendered bonds. We will enter into a standby bond purchase agreement with the trustee, pursuant to which we will be obligated under certain circumstances to purchase unremarketed bonds from the holders optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement initially with General Electric Capital Corporation under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. Our liquidity facility obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds.

        GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of the standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the bonds. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned.

DESCRIPTION OF THE BONDS

General Description of the Bonds

        The bonds will be issued in fully-registered form (without coupons) in a weekly mode in denominations of $100,000 or any integral multiple of $5,000 in excess thereof, and upon conversion to a fixed rate mode are issuable in denominations of $5,000 or any integral multiple thereof. The bonds will be dated the date of their initial delivery and will mature on July 15, 2029.

Book-Entry System

        DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC’s partnership nominee) or any other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that DTC’s direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: “AAA.” The DTC rules applicable to its participants are on file with the Securities and Exchange Commission.

        Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC’s records. The ownership interest of each actual purchaser, or beneficial owner, of each bond is in turn to be recorded on the direct and indirect participants’ records. Purchasers of bonds will not receive written confirmation from DTC of their purchase, but purchasers of bonds are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which purchasers of bonds entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC’s participants acting on behalf of purchasers of bonds. Purchasers of bonds will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

        To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual purchasers of bonds. DTC’s records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the purchasers of bonds. DTC’s direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to purchasers of bonds will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the bonds within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

        Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.‘s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

        Principal and interest payments on the bonds will be made to DTC. DTC’s practice is to credit its direct participants’ accounts, on receipt of funds and corresponding detail information from the Authority or the paying agent on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by DTC’s participants to purchasers of bonds will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the DTC participant and not of DTC, the trustee or the Authority, subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Authority or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the purchasers of bonds will be the responsibility of direct and indirect participants.

        Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the trustee and the Authority will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the trustee on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the trustee and the Authority will take all actions necessary to return the bonds to the full book-entry system of DTC.

        The Authority and the trustee cannot and do not give any assurances that DTC, DTC’s participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the purchasers of bonds, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The Authority and the trustee are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a purchaser of a bond or an error or delay relating to such bonds.

        The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC’s participants or purchasers of bonds, confirmation and transfer of beneficial ownership interests in such bonds and other related transactions by and between DTC, DTC’s participants and the purchasers of bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the purchasers of bonds should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or DTC’s participants, as the case may be.

        DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the trustee and discharging its responsibilities with respect to such bonds under applicable law or the Authority may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

Interest on the Bonds

        Upon issuance the bonds will bear interest at the weekly rate. Thereafter, the bonds shall remain in the weekly mode until the fixed rate conversion date or the date of maturity of the bonds, whichever occurs first. On the fixed rate conversion date, the bonds are subject to conversion to the fixed rate mode until maturity, to bear interest at the fixed interest rate.

        All of the bonds shall be in the same interest rate mode at all times. The weekly rate is an interest rate determined and adjusted weekly for each weekly rate period. A fixed interest rate is an interest rate determined on the fixed rate conversion date and remains in effect until the final maturity of the bonds.

        Interest on the bonds will be payable on each January 15 and July 15, commencing January 15, 2004. Principal and purchase price of bonds will be paid to the registered owners thereof, when due, upon surrender thereof at the designated office of the trustee.

        Interest on the bonds is payable to the registered owners of the bonds from the interest payment date next preceding the date of registration and authentication of the bonds, unless: (a) the bond is registered and authenticated as of an interest payment date, in which event it will bear interest from that interest payment date; or (b) the bond is registered and authenticated after a record date and before the next succeeding interest payment date, in which event it will bear interest from that interest payment date; or (c) the bond is registered and authenticated prior to the record date preceding January 15, 2004, in which event it will bear interest from July 10, 2003; or (d) as shown by the records of the trustee, interest on the bonds is in default, in which event it will bear interest from the date on which interest was last paid on the bond, until such principal sum is paid. The interest on each bond is payable by check drawn on the trustee, which will be mailed on the applicable interest payment date to the registered owner whose name and address appear at the close of business on the record date on the bond register irrespective of any transfer or exchange of the bonds subsequent to the record date and prior to the interest payment date, unless the Authority is in default in payment of interest due on that interest payment date. Record date means (i) with respect to bonds in a weekly mode, the business day immediately preceding an interest payment date, and (ii) with respect to bonds in a fixed rate mode, the January 1 or July 1 (whether or not a business day) next preceding any interest payment date. In the event of a default by the Authority in payment of interest, the defaulted interest will be payable to the person in whose name the bond is registered at the close of business on a special record date for the payment of defaulted interest established by notice mailed by the trustee to the registered owners of bonds not less than 15 days preceding the special record date. The notice will be mailed to the person in whose name the bond is registered at the close of business on the business day preceding the date of mailing.

Interest on bonds in the fixed rate mode will be computed on the basis of a 360-day year consisting of 12 30-day months. Interest on bonds in the weekly mode will be computed on the basis of a year of 365 or 366 days, as appropriate. If the bonds bear interest at a weekly rate, the interest rate may not exceed a maximum rate of 12% per annum.

        Business day means any day other than (a) a Saturday or Sunday; (b) a day on which commercial banks located in New York, New York, or the city or cities in which is located the office of the trustee responsible for the administration of the indenture, the primary office of the remarketing agent, the bond insurer or us are authorized by law or executive order to close, or (c) a day on which the New York Stock Exchange is closed.

Weekly Rate

        A weekly rate will be determined for each weekly rate period. The weekly rate for each weekly rate period will be effective from and including the commencement date of the period and will remain in effect through and including the last day of the period. Each weekly rate will be determined by the remarketing agent on the Wednesday in each calendar week or, if any Wednesday is not a business day, the first business day preceding that Wednesday, and will be provided by the remarketing agent to the trustee by the close of business on the calculation date. Each weekly rate will be the interest rate necessary, but would not exceed the interest rate necessary, to enable all of the then outstanding bonds to be sold at a price equal to their principal amount plus accrued interest; provided that:

  If for any reason the remarketing agent does not determine a weekly rate for any weekly rate period, or if a court holds a rate for any weekly rate period to be invalid or unenforceable, the weekly rate for that weekly rate period will be equal to the weekly rate in effect for the immediately preceding weekly rate period. The weekly rate for any succeeding weekly rate period for which the remarketing agent does not determine a weekly rate, or a court holds a rate to be invalid or unenforceable, will be equal to 100% of the BMA Municipal Index; and

  The weekly rate may not exceed the maximum rate of 12%.

        No notice of weekly rates will be given to the Authority, the bond insurer, the registered owners of bonds or us, but the Authority, the bond insurer, we or any registered owner of bonds may obtain weekly rates from the remarketing agent upon request. The determination of the weekly rates will be conclusive and binding on the Authority, the bond insurer, the trustee, the remarketing agent, the registered owners of the bonds and us.

Fixed Interest Rate

        The fixed interest rate will be effective from and commencing on the fixed rate conversion date and will remain in effect to the final maturity of the bonds. The fixed interest rate will be determined by the remarketing agent on a date designated by the remarketing agent occurring not later than the last business day nor earlier than the twentieth business day prior to the fixed rate conversion date. The fixed interest rate will be the fixed rate per annum to maturity that would, in the opinion of the remarketing agent, based on prevailing market conditions and the yields at which comparable securities are then being sold, would be necessary, but which would not exceed the interest rate necessary, to produce as nearly as practicable a par bid for the bonds outstanding. The determination of the fixed interest rate will be conclusive and binding upon the Authority, the trustee, the bond insurer, the remarketing agent and the registered owners of the bonds.

Bank Bond Rate

        During any period in which bonds purchased with proceeds made available under our standby bond purchase agreement are held by us, those bonds will bear interest calculated at the rate (and on the basis) applicable from time to time under our standby bond purchase agreement.

Conversion to Fixed Interest Rate

        Upon the occurrence of certain events, the Authority must direct that the bonds in a weekly mode be converted to a fixed rate mode, and the interest rate on the bonds be converted from a weekly rate to a fixed interest rate until the maturity of the bonds. The Authority must deliver such written direction upon (i) expiration or termination of our standby bond purchase agreement with no replacement or substitution, or (ii) failure of the Authority to replace our standby bond purchase agreement with an alternate liquidity facility when required.

        Upon the trustee’s receipt of written direction from the Authority the trustee will deliver to the registered owners of the bonds a notice specifying the effective date of the conversion, which will be the fixed rate conversion date. The trustee will send the notice only after the Authority receives an opinion of bond counsel addressed to the trustee, the Authority, the bond insurer and the remarketing agent to the effect that the conversion to a fixed interest rate is authorized by law and permitted under the indenture and the Act, and that the conversion will not, by itself, adversely affect the exclusion of interest on the bonds for federal income tax purposes.

        If for any reason a fixed rate conversion does not occur after notice has been sent to registered owners of the bonds, the bonds will continue to be subject to tender for purchase on the scheduled effective date of the proposed conversion without regard to the failure of the proposed conversion. The trustee will promptly notify all registered owners of bonds of the failure of the conversion, and the bonds will continue to bear interest at the weekly rate. The notification will also include notification that the remarketing agent will attempt weekly thereafter to establish a fixed interest rate.

Purchase of Bonds on Demand of Owner

        The owner of any bond (other than a bond owned by us and any bond held by the Authority or the City of Harrisburg) bearing interest at a weekly rate may elect to have its bond (or portion of a bond in an authorized denomination) purchased at a purchase price equal to 100% of the principal amount plus accrued interest (up to, but not including, the tender date).

        Bonds bearing interest at weekly rates may be tendered for purchase on any business day prior to the fixed rate conversion date upon notice to the trustee and the remarketing agent, directly or through the owner’s DTC participant, by 5:00 p.m. on a business day not fewer than seven days prior to the date of purchase.

        The notice must be given in writing or, for a notice delivered to the remarketing agent, by telephone, promptly confirmed in writing. The notice must state (i) the principal amount (or portion) of the bond to be tendered, (ii) the bond number or other satisfactory identification, (iii) the purchase date on which the bond will be tendered and (iv) payment instructions with respect to the purchase price. The determination by the trustee of a registered owner’s compliance with the optional tender notice requirements will be conclusive and binding on the registered owner.

        SO LONG AS THE BONDS ARE HELD IN BOOK-ENTRY FORM BY DTC, THE BENEFICIAL OWNER OF BONDS IS RESPONSIBLE FOR SUBMITTING THE OPTIONAL TENDER NOTICE, AND WILL BE TREATED AS THE OWNER FOR SUCH PURPOSE, AND SUCH NOTICE NEED ONLY BE SUBMITTED TO THE REMARKETING AGENT.

        When a book-entry system is not in effect, a registered owner of a bond may tender the bond (or portion in an authorized denomination) by delivering the notice described above at the applicable time, and by delivering the bond to the trustee on the purchase date by 11:00 a.m., prevailing Eastern time. Delivery of a beneficial owner’s bond while Cede & Co is the sole registered owner of the bonds will occur when the ownership rights in the bond are transferred by a direct participant on DTC’s records.

        Payment of the purchase price of bonds to be purchased upon optional tender will be made by the trustee by 3:00 p.m., prevailing Eastern time, on the date of purchase in immediately available funds.

Mandatory Purchase of Bonds

        Mandatory Purchase; Notice. Except as provided in “Limitations on Tenders for Purchase” and “Termination of Liquidity Provider’s Obligation” below, the bonds are subject to mandatory tender for purchase at a purchase price equal to the principal amount plus, in the case of purchases on a date of purchase that is not an interest payment date, accrued interest to the purchase date, as follows:

  on the effective date of replacement of our standby bond purchase agreement with an alternate liquidity facility, if, but only if, the alternate liquidity facility will result in a credit modification;

  on the fifth business day immediately preceding the expiration date of our standby bond purchase agreement unless it is being replaced simultaneously with an alternate liquidity facility;

  on the termination date of our standby bond purchase agreement unless it is being replaced simultaneously with an alternate liquidity facility;

  on any interest payment date selected by the Authority, with the written consent of the bond insurer and us; or

  on the fixed rate conversion date.

        Credit modification means, and will be deemed to occur upon the acceptance of an alternate liquidity facility by the trustee if (a) as a result of such acceptance, the rating then assigned to the bonds by Standard & Poor’s would be lowered or eliminated or (b) in the event the bonds are not then rated, the issuer of the alternate liquidity facility has (i) senior debt or long-term bank deposits that are rated by S&P at a lower rating than the rating then assigned to the senior debt or long-term bank deposits of the liquidity provider, or (ii) outstanding letters of credit or other similar instruments supporting debt obligations that are rated by S&P at a lower rating than the rating assigned to debt obligations supported with letters of credit or similar instruments issued by the liquidity provider.

        Expiration date means the date upon which our obligation to purchase bonds under our standby bond purchase agreement is scheduled to expire in accordance with its terms, other than by reason of the termination date or the deposit of an alternate liquidity facility with the trustee.

        Termination date means the effective date (which must be a business day) of the termination of our obligation to purchase bonds under our standby bond purchase agreement as set forth in the notice from us to the trustee in accordance with the standby bond purchase agreement as a result of an event of default or a termination event under the standby bond purchase agreement.

        The trustee will prepare and send to the registered owners of bonds subject to mandatory purchase, and to the Authority, the remarketing agent, the bond insurer and us, a notice of mandatory purchase at least 15 days but not more than 60 days before the purchase date. Any notice of mandatory purchase will be given by first-class mail, postage prepaid, and will state the information provided for in the indenture.

        THE PURCHASE PRICE OF ANY BONDS TENDERED OR DEEMED TENDERED FOR PURCHASE IS PAYABLE ONLY FROM REMARKETING PROCEEDS AND PAYMENTS AVAILABLE PURSUANT TO THE STANDBY BOND PURCHASE AGREEMENT. PAYMENT OF SUCH PURCHASE PRICE IS NOT AN OBLIGATION OF THE AUTHORITY.

        Payment for Purchased Bonds. To the extent that sufficient moneys have been made available by 3:00 p.m. on the purchase date upon surrender to the trustee of bonds subject to mandatory purchase (unless the bonds are in book-entry-only form), the purchase price will be paid in immediately available funds on the purchase date. From and after the purchase date, or, if later, the date on which such moneys are made available to the trustee, interest accruing on the bonds will cease to be payable to the prior holder thereof, the bonds will cease to be entitled to the benefits or security of the indenture, and the prior holder will have recourse solely to the funds held by the trustee for the purchase of the bonds. Upon surrender of a bond purchased in part and receipt by the trustee of the bond, the trustee will authenticate and deliver to the surrendering holder a new bond equal in principal amount to the unpurchased portion of the bond surrendered.

        Limitations on Tender for Purchase. The registered owners will not be required to tender any bond for purchase on a purchase date if, following the occurrence of an event of default under the indenture, the trustee has declared the principal of and interest on the bonds to be immediately due and payable.

        Failure to Pay Purchase Price. If bonds are tendered for purchase but the purchase price is not paid, the trustee, after the expiration of any grace period, will return the tendered bonds to the registered owners and notify the Authority and the underwriter of the return of the bonds and failure to make payment for the tender.

        Remarketing of Purchased Bonds. RBC Dain Rauscher Inc. has been appointed by the Authority as the initial remarketing agent with respect to the bonds. If the remarketing agent resigns or is removed and, after 45 days in the case of resignation or 60 days in the case of removal, the Authority has failed to appoint a successor remarketing agent, the Authority will immediately give written notice to the Trustee, the Bond Insurer and us.

        The remarketing agent will use its best efforts to find purchasers for bonds which are subject to optional and mandatory purchase. The remarketing agent will not remarket bonds purchased in connection with the expiration of the standby bond purchase agreement (without simultaneous delivery of an alternate liquidity facility) or the termination date of the standby bond purchase agreement, unless the standby bond purchase agreement is being replaced simultaneously with an alternate liquidity facility.

        As early as practicable but not later than 2:00 p.m. on the business day immediately preceding each purchase date, the remarketing agent will notify the trustee, the Authority and us by telegram, telex, telecopy or other similar communication of, among other things, the principal amount of bonds remarketed and not remarketed and the amount representing the purchase price of bonds which the remarketing agent does not then hold in trust. Upon receipt of such information by the trustee, the trustee will notify us by 11:00 a.m. on the purchase date of the amount of remarketing proceeds received from the remarketing agent, and the trustee will, if required, submit a request for the provision of funds under the standby bond purchase agreement to pay the purchase price of bonds for which the remarketing proceeds are insufficient.

        If the registered owner of any bond (or portion thereof) in certificated form that is subject to optional or mandatory purchase fails to deliver such bond to the trustee for purchase on the purchase date, and if the trustee is in receipt of the purchase price, such bond (or portion thereof) will nevertheless be deemed purchased on the day fixed for purchase and ownership of such bond (or portion thereof) will be transferred to the purchaser of the bond. Any registered owner who fails to deliver a bond for purchase will have no further rights thereunder except the right to receive the purchase price upon presentation and surrender of the bond to the trustee, from moneys held by the trustee for such payment.

Redemption Provisions

        Optional Redemption. On or before the fixed rate conversion date, the bonds are subject to redemption prior to maturity at the option of the Authority, in whole on any business day, or in part in authorized denominations, from time to time on any business day, at a redemption price equal to 100% of the principal amount of bonds to be redeemed, plus interest accrued to the date fixed for redemption.

        Mandatory Sinking Fund Redemption. The bonds are subject to mandatory sinking fund redemption prior to maturity by lot as selected by the trustee in such a manner as the trustee in its discretion may determine, on the dates and in the amounts set forth in the indenture.

        Extraordinary Mandatory Redemption. The bonds are subject to mandatory redemption prior to maturity, as a whole, on any date, or in part from time to time on any date, in the event of damage to, destruction of or condemnation of the Authority’s water system or any part thereof, from certain of the proceeds of insurance or condemnation received by the trustee under certain conditions specified in the indenture.

        Notice of Redemption. The trustee will give notice of redemption to the registered owners not less than 30 days nor more than 60 days prior to the date fixed for redemption for the bonds. Failure to mail notice to a particular owner, or any defect in the notice to that owner, will not affect the redemption of any other bond properly called for redemption.

        So long as DTC or its nominee is the registered owner of the bonds, any failure on the part of DTC, or failure on the part of a nominee of a beneficial owner (having received notice from a DTC participant or otherwise) to notify the beneficial owner affected by any redemption of such redemption will not affect the validity of the redemption.

        Selection of Bonds for Redemption. In selecting bonds for redemption, the trustee will first select bonds owned by us, then by lot or in such a manner as the trustee in its discretion may determine. So long as DTC or its nominee is the registered owner of the bonds, if less than all of the bonds are called for redemption, the particular bonds or portions of the bonds to be redeemed will be selected by lot by DTC in such manner as DTC may determine. If a bond is of a denomination in excess of the minimum authorized denominations, portions of the principal amount in the amount of the minimum authorized denominations or any multiple thereof may be redeemed.

Security for the Bonds

        General. The bonds are secured, on a parity with certain bonds that the Authority issued in 1994, 2001, 2002 and proposes to issue in 2004, and any other parity additional bonds, by the pledge, to the extent provided in the indenture, of the Authority's "Receipts and Revenues," as such phrase is defined in the indenture after payment of the "Operating Expenses," as such phrase is defined in the indenture (excluding "General Administration Charges"), together with cash and investments from time to time held in certain funds by the trustee under the indenture. Reference is made to the indenture, an executed counterpart of which is on file at the designated office of the trustee, for a description of the Receipts and Revenues pledged, as well as Operating Expenses and General Administration Charges, the nature, extent and manner of enforcement of the security of the bonds, and a statement of the rights, duties and obligations of the Authority and the trustee and the rights of the owners of the bonds.

        Limited Obligations. The bonds are limited obligations of the Authority. The bonds do not pledge the general credit or taxing power of the City of Harrisburg, the Commonwealth of Pennsylvania or any political subdivision thereof, nor shall the bonds be deemed a general obligation of the City of Harrisburg, the Commonwealth of Pennsylvania or any political subdivision thereof, nor shall the City of Harrisburg, the Commonwealth of Pennsylvania or any political subdivision thereof be liable for payment of the principal of, premium, if any, or interest on the bonds. The Authority has no taxing power.

Bond Insurance

        Concurrently with the issuance of the bonds, Financial Guaranty Insurance Company, as bond insurer, will issue its municipal bond insurance policy for the bonds. The bond insurer is affiliated with us. The bond insurer is a wholly –owned subsidiary of FGIC Corporation, which is a subsidiary of General Electric Capital Corporation. The policy unconditionally guarantees the payment of that portion of the principal of and interest on the bonds which has become due for payment, but remains unpaid by the Authority. The bond insurer will make the payments to U.S. Bank Trust National Association, as fiscal agent, or its successor as its agent, on the later of the date on which the principal and interest is due or on the business day next following the day on which the bond insurer receives telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from an owner of bonds or the paying agent of the nonpayment of the amount by the Authority. The fiscal agent will disburse the amount due on any bond to its owner on receipt by the fiscal agent of evidence satisfactory to the fiscal agent of the owner’s right to receive payment of the principal and interest due for payment and evidence, including any appropriate instruments of assignment, that all of the owner’s rights to payment of the principal and interest are vested in the bond insurer. The term “nonpayment” with respect to a bond includes any payment of principal or interest made to an owner of a bond that has been recovered from the owner pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction.

        The policy is non-cancellable and the premium will be fully paid at the time of delivery of the bonds. The policy covers failure to pay principal of the bonds on their stated maturity date, or dates on which the bonds are called for mandatory sinking fund redemption, but not on any other date on which the bonds may be called for redemption, accelerated or advanced in maturity, and covers the failure to pay an installment of interest on the stated date for its payment.

THE STANDBY BOND PURCHASE AGREEMENT

        Our liquidity facility obligations under the standby bond purchase agreement will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $4.9 billion amount of liquidity facility obligations currently outstanding under various standby bond purchase agreements, including the liquidity facility obligations we are issuing under this prospectus supplement.

        Owners of the bonds to which the liquidity facility obligations relate will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary, on receipt of an appropriate demand for payment, the purchase price for the bonds. Our liquidity facility obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of and up to 189 days’ interest on the bonds at an assumed maximum rate of 12% per year.

Termination Events

        The scheduled expiration date of the standby bond purchase agreement is July 9, 2008. The indenture will specify certain circumstances where we must purchase bonds that a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit such termination:

  if the Authority fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the Authority fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

  if the Commonwealth of Pennsylvania takes any action that would impair the power of the Authority to comply with the covenants and obligations of the Authority set forth in the standby bond purchase agreement, the related payment reimbursement agreement, the indenture or other related documents, or would impair any right or remedy we or the owners of the bonds may have to enforce such covenants and obligations;

  if the Authority fails to observe or perform any agreement contained in the standby bond purchase agreement, the indenture or a related municipal financing agreement and, if that failure is a result of a covenant breach that the Authority can remedy, that failure continues for a specified number of days following written notice of that failure from us to the Authority;

  if any representation, warranty, certification or statement made by the Authority in the standby bond purchase agreement or any related document, as defined in the standby bond purchase agreement, or in any certificate, financial statement or other document the Authority delivers under those documents proves to have been incorrect in any material respect when made;

  if the Authority defaults in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness that the Authority has issued that is senior to or on a parity with the bonds, and that default is continuing;

  if the Authority commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

  if an involuntary case or other proceeding is commenced against the Authority seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the Authority under the federal bankruptcy laws;

  if any material provision of the standby bond purchase agreement or any related document, for any reason whatsoever, ceases to be a valid and binding agreement of the Authority or the Authority contests the validity or enforceability of any of these documents; or

  if the Authority does not pay when due any amount payable under the bonds or under a related municipal financing agreement (regardless of whether the holders of the bonds waive that failure).

        If a termination event occurs, we may deliver notice to the trustee, the Authority, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

        The obligations of the Authority under the bonds are as described in a separate disclosure document relating to the bonds.

THE STANDBY LOAN AGREEMENT; GE CAPITAL; RIGHT OF ASSIGNMENT

        In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on the date on which the standby bond purchase agreement terminated by its terms and may be paid by delivering tendered bonds owned by us to GE Capital. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date).

        The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our liquidity facility obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

        GE Capital will have the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the liquidity facility obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations on the bonds.

Ratio of Earnings to Fixed Charges

        The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                          Year Ended December 31,                                  Three Months Ended
-----------------------------------------------------------------------------
    1998           1999           2000             2001            2002              March 31, 2003
------------    ----------      --------         --------        --------          -------------------
    1.50           1.60           1.52             1.72            1.65                   1.78

        For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which GE Capital believe reasonably approximates the interest factor of such rentals.

Where You Can Find More Information Regarding GE Capital

        GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC’s public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. GE Capital’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. GE Capital maintains a web site at http://www.gecapital.com. Information on GE Capital’s web site is not intended to be a part of this prospectus supplement.

Incorporation of Information Regarding GE Capital

        The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

                         Document                                                     Period
                         --------                                                     ------
                Annual report on Form 10-K                                 Year Ended December 31, 2002
               Quarterly report on Form 10-Q                               Quarter Ended March 31, 2003
                Current report on Form 8-K                                        April 10, 2003

EXPERTS

        The financial statements and schedule of GE Capital and consolidated affiliates as of December 31, 2002 and 2001, and for each of the years in the three year period ended December 31, 2002, appearing in GE Capital’s annual report on Form 10-K for the year ended December 31, 2002, as conformed to reflect segment organizational and measurement changes, and included as an exhibit to the report on Form 8-K of GE Capital dated April 10, 2003, have been incorporated by reference in this prospectus supplement in reliance on the report of KPMG LLP, independent certified public accountants, which report also is incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing. As discussed in Note 1 to the consolidated financial statements, GE Capital in 2002 changed its method of accounting for goodwill and other intangible assets and in 2001 changed its methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.

Filed pursuant to Rule 424(b)(4)
File No. 333-71950

$2,000,000,000

Principal

Amount Plus Interest

Liquidity Facility

Obligations

of

FGIC

Securities Purchase, Inc.

        We intend to offer from time to time, in connection with the issuance by municipal authorities of adjustable or floating rate debt securities, our liquidity facility obligations under one or more standby bond purchase agreements. The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus or offering statement. The liquidity facility obligations will not be severable from the securities and may not be separately traded. This prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of securities purchased by us or by our affiliates.

        We will issue the liquidity facility obligations from time to time to provide liquidity for certain adjustable or floating rate securities issued by municipal authorities. The specific terms of the liquidity facility obligations and the securities to which they relate will be set forth in a prospectus supplement to this prospectus. Each issue of liquidity facility obligations may vary, where applicable, depending on the terms of the securities to which the liquidity facility obligations relate.

        We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms “the company,” “we,” “us” or “our” mean FGIC Securities Purchase, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2001.

        We have provided the information contained in this prospectus. We are submitting this prospectus in connection with the future sale of the liquidity facility obligations. You may not reproduce or use this prospectus, in whole or in part, for any other purposes.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the liquidity facility obligations in any jurisdiction where the offer or sale is not permitted.

        This prospectus and the applicable prospectus supplement constitute a prospectus with respect to our liquidity facility obligations under the standby bond purchase agreements to be entered into from time to time by us in support of the securities. We do not anticipate that registration statements with respect to the securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

        You should not assume that the information in this prospectus and the accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the liquidity facility obligations. We may provide additional updating information with respect to the matters discussed in this prospectus and the accompanying prospectus supplement in the future by means of appendices or supplements to this prospectus and the accompanying prospectus supplement or other documents including those incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and other reports and information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as ourselves, that file electronically with the Commission. The address of that web site is http://www.sec.gov. We do not intend to deliver to holders of the liquidity facility obligations an annual report or other report containing financial information. We do not have a web site; however, Financial Guaranty Insurance Company, one of our affiliate companies, has a web site that contains information about us. Financial Guaranty Insurance Company’s web site is http://www.fgic.com. Information on Financial Guaranty Insurance Company’s web site is not intended to be a part of this prospectus.

INCORPORATION BY REFERENCE

        The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference:

  our annual report on Form 10-K for the year ended December 31, 2000;

  our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001; and

  our current reports on Form 8-K filed with the Commission on September 20, 2001 and October 15, 2001.

        We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as we have sold all of the liquidity facility obligations covered by this prospectus.

        We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, on the oral or written request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You should direct such requests to: Carolanne Gardner, Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

THE COMPANY

        The company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the company is owned by FGIC Holdings, Inc., a Delaware corporation.

        Our business consists and will consist of providing liquidity for certain adjustable and floating rate securities issued by municipal authorities through liquidity facilities in the form of standby bond purchase agreements. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity facility for holders of securities desiring to sell their securities. Pursuant to standby bond purchase agreements with issuers, remarketing agents, tender agents or trustees of the securities, we will be obligated to purchase unremarketed securities from the holders of those securities who voluntarily or mandatorily tender their securities for purchase. In order to obtain funds to purchase the securities, we will enter into one or more standby loan agreements with General Electric Capital Corporation or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably obligated to lend funds as needed to us to purchase securities as required.

        Our principal executive offices are located at 115 Broadway, New York, New York 10006, telephone (212) 312-3000.

RECENT DEVELOPMENTS

        We have issued the following liquidity facility obligations since the date of our quarterly report on Form 10-Q for the period ending June 30, 2001:

  $21,275,000 principal amount plus interest in support of Board of Trustees of Grand Valley State University, General Revenue Variable Rate Demand Bonds, Series 2001B, issued on or about August 7, 2001, described in the prospectus supplement dated July 20, 2001;
  $48,000,000 principal amount plus interest in support of Board of Trustees of Oakland University, General Revenue Bonds (Variable Rate Demand), Series 2001, issued on or about August 16, 2001, described in the prospectus supplement dated August 7, 2001;

  $41,395,000 principal amount plus interest in support of Board of Regents of Eastern Michigan University, General Revenue Variable Rate Demand Refunding Bonds, Series 2001, issued on or about August 29, 2001, described in the prospectus supplement dated August 13, 2001;

  $30,000,000 principal amount plus interest in support of Board of Control of Northern Michigan University, General Revenue Variable Rate Demand Bonds, Series 2001, issued on or about September 5, 2001, described in the prospectus supplement dated August 27, 2001; and

  $180,000,000 principal amount plus interest in support of Massachusetts Water Resources Authority, Multi-Modal Subordinated $95,000,000 General Revenue Bonds, 2001 Series A and $85,000,000 General Revenue Bonds, 2001 Series B, issued on or about September 26, 2001, described in the prospectus supplement dated September 19, 2001.

SUMMARY

        The proposed structure will be utilized to provide liquidity through a “put” mechanism for floating or adjustable rate securities issued by municipal authorities. The securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity facility for holders desiring to sell their securities. The securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use “best efforts” to remarket the securities. In the event that they cannot be remarketed, we will be obligated, pursuant to a standby purchase agreement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities from the holders desiring to tender their securities. This facility will assure holders of securities of liquidity for their securities even when market conditions preclude successful remarketing.

        The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities. Variable rate demand securities are municipal securities pursuant to which the interest rate is a variable interest rate which is re-set by the remarketing agent or pursuant to a stated formula from time to time (not to exceed a stated maximum rate). The owners of variable rate demand securities have the optional right to tender their variable rate demand securities to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered variable rate demand securities, we are obligated to pay the purchase price for those securities to those owners pursuant to the terms of our liquidity facility.

        The fees for providing the liquidity facility will be paid by the issuer or other entity specified in the applicable prospectus supplement, typically over the life of the liquidity facility or, in the case of variable rate demand securities, until such time as a variable rate demand security is permanently linked with a convertible inverse floating rate security. Except as otherwise provided in a prospectus supplement, in order to obtain funds to purchase unremarketed securities, we will enter into one or more standby loan agreements with GE Capital or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably be obligated to lend funds to us as needed to purchase securities for which the put option has been exercised. Except as otherwise provided in a prospectus supplement, the standby bond purchase agreement between us and the trustee, issuer or other specified entity will provide that without the consent of the issuer and the trustee for the holders of the securities, we will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision of the related standby loan agreement, if that amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the holders of the securities.

        Except as otherwise provided in a prospectus supplement, our liquidity facility obligations under the standby bond purchase agreement may only be terminated on the occurrence of certain events including the following:

  if the issuer or other specified entity fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the issuer fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

  if the issuer or other specified entity fails to observe or perform any agreement contained in the standby bond purchase agreement, the indenture or a related municipal financing agreement (or the applicable state takes any action which would impair the power of the issuer or other specified entity to so comply) and, if that failure is a result of a covenant breach that the issuer can remedy, that failure continues for a specified number of days following written notice of that failure from us to the issuer;

  if any representation, warranty, certification or statement made by the issuer in the standby bond purchase agreement or any related document or in any certificate, financial statement or other document the issuer or other specified entity delivers under those documents proves to have been incorrect in any material respect when made;

  if the issuer or other specified entity defaults in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness that the issuer or other specified entity has issued, assumed or guaranteed, and that default is continuing;

  if the issuer or other specified entity commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

  if an involuntary case or other proceeding is commenced against the issuer or other specified entity seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the issuer or other specified entity under the federal bankruptcy laws;

  if any material provision of the standby bond purchase agreement or any related document defined in the standby bond purchase agreement for any reason whatsoever ceases to be a valid and binding agreement of the issuer or other party to the standby bond purchase agreement or the issuer or other party thereto contests the validity or enforceability of any of these documents; or

  if the issuer or other specified entity does not pay when due any amount payable under the securities or under a related municipal financing agreement (regardless of whether the holders of the securities waive that failure).

        You should be aware that the specific termination events applicable to a standby bond purchase agreement will be subject to negotiation in each case. For this reason, other or different termination events than those listed above may apply to the specific standby bond purchase agreement. The final termination events under each standby bond purchase agreement will be specified in the applicable prospectus supplement.

        On the occurrence of a termination event, we may deliver notice to the issuer, any specified entity, the related trustee, remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. However, before the time at which termination takes effect, the related securities will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the related securities.

        The above structure is intended to receive the highest short term rating from the rating agencies and to municipal authorities with the lowest cost of financing. There can be no assurances, however, that those ratings will be maintained.

THE STANDBY BOND PURCHASE AGREEMENTS

        Our liquidity facility obligations under the standby bond purchase agreements will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued pursuant to an indenture; they will arise under one or more standby bond purchase agreements.

        Holders of the securities will be entitled to the benefits and will be subject to the terms of the applicable standby bond purchase agreement as specified in the prospectus supplement. Pursuant to the applicable standby bond purchase agreement, we will agree to make available to a specified intermediary, on receipt of an appropriate demand for payment, the purchase price for the securities to which that standby bond purchase agreement relates. Our liquidity facility obligation under each standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the security to which that standby bond purchase agreement relates and up to a specified amount of interest at a specified rate set forth in the applicable prospectus supplement. We expect that the standby bond purchase agreements will have a shorter term than that of the securities to which they relate, but the standby bond purchase agreements are subject to extension or renewal. The term of the applicable standby bond purchase agreement and the term of the related securities will be set forth in the applicable prospectus supplement.

THE STANDBY LOAN AGREEMENTS

        In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreements, we will enter into one or more standby loan agreements with GE Capital or its permitted assignee under which GE Capital or its permitted assignee will be irrevocably obligated to loan funds to us as needed to purchase the securities to which the applicable standby bond purchase agreement relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the securities tendered by the holders. The purchase price will represent the outstanding principal amount of those securities, and any accrued interest on the principal for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered securities. If stated in the applicable prospectus supplement, GE Capital may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the securities. We do not anticipate that GE Capital will guarantee the securities to which its standby loan agreement relates or our obligation under any standby purchase agreement.

PLAN OF DISTRIBUTION

        The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

        In connection with the offering of the liquidity facility obligations pursuant to this prospectus, any underwriter or agent participating in the offering may overallot or effect transactions which stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. That stabilizing, if commenced, may be discontinued at any time.

LEGAL MATTERS

        The legality of our liquidity facility obligations has been passed on for the company by Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103.

EXPERTS

        Our financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in our annual report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus on the authority of said firm as experts in accounting and auditing.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                  TABLE OF CONTENTS
                                                 Page                                 $56,000,000*
                                                 ----

                                                                                    principal amount
Prospectus Supplement                                                                plus interest
INTRODUCTION....................................S-1
DESCRIPTION OF THE BONDS........................S-1                          LIQUIDITY FACILITY OBLIGATIONS
THE STANDBY BOND
     PURCHASE AGREEMENT.........................S-9                                    issued by
THE STANDBY LOAN
     AGREEMENT; GE CAPITAL;
     RIGHT OF ASSIGNMENT.......................S-10
EXPERTS........................................S-11                                 FGIC Securities
                                                                                     Purchase, Inc.

Prospectus                                                                           in support of
WHERE YOU CAN FIND MORE INFORMATION...............1                             The Harrisburg Authority
INCORPORATION BY REFERENCE........................1                          (Dauphin County, Pennsylvania)
THE COMPANY.......................................2                   Variable Rate Water Revenue Refunding Bonds,
RECENT DEVELOPMENTS...............................2                                 Series A of 2003

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT
     LIABILITIES..................................5

=========================================================          ===================================================
                                                                   ===================================================

                                                                                PROSPECTUS SUPPLEMENT

                                                                                      July 1, 2003

                                                                   ___________________________

                                                                   *  Preliminary; subject to change.

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